AMENDMENT TO
                    1995 STOCK OPTION/STOCK ISSUANCE PLAN OF
                                   P-COM, INC.

      Reference is made to the 1995 Stock Option/Stock Issuance Plan, as amended and restated through July 17, 2002 (the "Plan"), of P-Com, Inc., a Delaware corporation (the "Corporation"). Capitalized terms used but not otherwise defined herein have the same meanings given to them in the Plan.

      WHEREAS, on August 14, 2003, the Board duly adopted resolutions to amend the Plan to (i) increase the number of shares of the Corporation's common stock, par value $0.0001 per share ("Common Stock"), available for issuance under the Plan by an additional 72,000,000 shares, and (ii) to extend the term of the Plan by an additional five years (collectively, the "Amendments"), subject to stockholder approval of such Amendments.

      WHEREAS, on December 2, 2003, at the Corporation's 2003 Annual Meeting of Stockholders, the stockholders of the corporation duly approved the Amendments.

      NOW, THEREFORE, the Plan is hereby amended, as of December 3, 2003, as follows:

      1. Article One, Section V.A of the Plan is hereby amended and restated in its entirety to read as follows:

            A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 77,786,891 shares. Such authorized share reserve is comprised of (i) the number of shares which remained available for issuance, as of the Plan Effective Date, under the Predecessor Plan as last approved by the Corporation's stockholders prior to such date, including the shares subject to the outstanding options incorporated into the Plan and any other shares which would have been available for future option grants under the Predecessor Plan, (ii) an additional increase of 128,000 shares of Common Stock previously authorized by the Board and approved by the Corporation's stockholders prior to the Plan Effective Date, (iii) an additional increase of 320,000 shares of Common Stock authorized by the Board on February 1, 1996 and approved by the Corporation's stockholders at the 1996 Annual Meeting, (iv) a further increase of 600,000 shares of Common Stock authorized by the Board in April 1997 and approved by the stockholders at the 1997 Annual Meeting, (v) the 136,747 shares of Common Stock added to the share reserve on January 2, 1998 by reason of the automatic share increase provisions of
            Section V.B of this Article One, (vi) a further increase of 700,000 shares of Common Stock authorized by the Board on March 11, 1998 and


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

            approved by the Corporation's stockholders at the 1998 Annual Meeting, (vii) the 142,966 shares of Common Stock added to the share reserve on January 4, 1999 by reason of the automatic share increase provisions of Section V.B of this Article One, (viii) a further increase of 300,000 shares of Common Stock authorized by the Board in October 2000 and approved by the stockholders at the 2000 Annual Meeting, (ix) a further increase of 2,800,000 shares of Common Stock authorized by the Board in January 2002 and approved by the stockholders at the 2002 Annual Meeting, and (x) a further increase of 72,000,000 shares of Common Stock authorized by the Board in August 2003 and approved by the stockholders at the 2003 Annual Meeting.

      2. Article Five, Section III of the Plan is hereby amended to renumber existing Sections III.F and III.G as Sections III.H and III.I, respectively, and to add new Sections III.F and III.G, which shall read as follows:

            F. In January of 2002 the Board further amended and restated the Plan (the "2002 Restatement") to (i) increase the number of shares of Common Stock reserved for issuance over the term of the Plan by an additional 2,800,000 shares, and (ii) increase the limit on the maximum number of shares for which any one participant may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances over the term of the Plan from 480,000 shares to 2,400,000 shares. The stockholders approved the 2002 Restatement at the 2002 Annual Meeting. All option grants made under the Plan prior to the 2002 Restatement shall remain outstanding in accordance with the terms and conditions of the respective instruments evidencing those options, and nothing in the 2002 Restatement shall be deemed to modify or in any way affect those outstanding options.

            G. In August of 2003, the Board approved and amendment to the Plan (the "2003 Amendment") to (i) increase the number of shares of Common Stock reserved for issuance over the term of the Plan by an additional 72,000,000 shares, and (ii) extend the term of the Plan by an additional five years. The stockholders approved the 2003 Amendment at the 2003 Annual Meeting. All option grants made under the Plan prior to the 2003 Amendment shall remain outstanding in accordance with the terms and conditions of the respective instruments evidencing those options, and nothing in the 2003 Amendment shall be deemed to modify or in any way affect those outstanding options.

      3. Article Five, Section III.I (formerly Section III.G prior to being renumbered in accordance with Paragraph 2 hereof) of the Plan is hereby amended to replace the reference to "January 10, 2005" in the first sentence thereof with "January 10, 2010."


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

      4. Except as set forth herein, all share amounts set forth in the Plan are hereby adjusted to reflect the 1-for-5 reverse stock split effected on June 27, 2002.

      5. Except as and to the extent modified by this Amendment, the Plan shall remain in full force and effect in accordance with its terms.

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